Media:	Investors:
Peter Dalpe	Nicholas Noviello
Honeywell Specialty Materials	Honeywell
(973) 455-4908	(973) 455-2222
peter.dalpe@honeywell.com	nicholas.noviello@honeywell.com

Jennie Wilson

UOP LLC

(847) 375-7801

jennifer.wilson@uop.com

HONEYWELL COMPLETES ACQUISITION OF UOP LLC

MORRIS TOWNSHIP, N.J., Dec. 1, 2005 – Honeywell (NYSE: HON) announced today it has completed its acquisition of the 50 percent interest in UOP LLC formerly indirectly owned by Union Carbide Corporation, a wholly owned subsidiary of The Dow Chemical Company, giving Honeywell full ownership of the entity.

UOP, a leading international supplier and licensor of process technology, catalysts, process plants and consulting services to the petroleum refining, petrochemical and gas processing industries, is now part of Honeywell’s Specialty Materials portfolio of businesses.

“The addition of UOP, a recognized technology leader in the critical energy sector, further strengthens Specialty Materials’ portfolio of growth-oriented businesses,” said Nance Dicciani, president and CEO of Honeywell Specialty Materials.

Honeywell also announced the appointment of Carlos A. Cabrera as president and CEO of UOP. A 32-year veteran of UOP, Cabrera most recently served as UOP senior vice president, process technology and equipment. He has held numerous positions at UOP, including senior vice president, refining and petrochemicals; vice president, corporate business development and ventures; and director of operating technical service with responsibility for all UOP technical service activities worldwide.

Cabrera earned a bachelor’s degree in chemical engineering from the University of Kentucky and an MBA from the University of Chicago.

UOP is headquartered in Des Plaines, Ill. and has approximately 3,000 employees worldwide and eight manufacturing facilities throughout Europe, Asia and North America. UOP’s technologies are mainly used in oil-derived products and chemicals, as well as the manufacture of plastics, detergents and fibers.

UOP also produces catalysts, alumina adsorbents used to purify gas and molecular sieves used to dry air. Roughly half of the world's biodegradable detergents are produced with UOP technologies.

Honeywell International is a $26 billion diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes and industry; automotive products; turbochargers; and specialty materials. Based in Morris Township, N.J., Honeywell’s shares are traded on the New York, London, Chicago and Pacific Stock Exchanges. It is one of the 30 stocks that make up the Dow Jones Industrial Average and is also a component of the Standard & Poor's 500 Index. For additional information, please visit www.honeywell.com.

Honeywell Specialty Materials, based in Morristown, N.J., is a global leader in providing customers with high-performance specialty materials, including fluorocarbons, specialty films and additives, advanced fibers and composites, customized research chemicals, and electronic materials and chemicals.

This release contains forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934, including statements about future business operations, financial performance and market conditions. Such forward-looking statements involve risks and uncertainties inherent in business forecasts as further described in our filings under the Securities Exchange Act.